Exhibit 99.1

Press release dated March 21, 2005

FOR INFORMATION CONTACT:
Robyn Walden (rwalden@amreit.com)
(713) 860-4964

AmREIT ANNOUNCES FOURTH QUARTER EARNINGS AND RECORD YEAR-END RESULTS

•	Total annual shareholder return of 33 percent
•	Loss of $1.19 per share for 2004
•	Adjusted FFO up 17 percent to $0.63 per share
•	Total assets up 100 percent to $203 million
•	2005 FFO expected to be $0.68 to $0.72 per share

HOUSTON, March 21, 2005 — AmREIT (AMEX: AMY), a Houston based real estate investment trust, announced record year over year growth and yearend financial results for 2004 with total shareholder return of over 33 percent.

For the year, AmREIT reported a net loss per class A common share of $1.19 compared to earnings of $0.02 per share in 2003. Adjusted earnings per share (EPS) for 2004 and 2003, excluding non-cash deferred merger expenses ($0.52 and $0.33, respectively) and asset impairment charges ($0.74 and $0.00, respectively), were $0.07 and $0.35, respectively.

For the fourth quarter, AmREIT reported a net loss of $0.48 per class A common share compared to a net loss of $0.13 per share during the fourth quarter 2003. The 2004 fourth quarter loss was due to a $1.3 million non-cash asset impairment charge related to a vacant Just for Feet property. Excluding this charge, the net loss per share for the fourth quarter was $0.10.

For the year ended December 31, 2004, AmREIT reported funds from operations (FFO) of ($0.62) per class A common share compared with FFO of $0.22 per class A common share in 2003. FFO for the fourth quarter was ($0.28) per share, compared to ($0.16) per share in the same quarter a year ago. A reconciliation of net income to FFO is included in the financial tables accompanying this press release. Diluted earnings per share information is not applicable due to the anti-dilutive nature of the common class B, C and D shares.

AmREIT’s full year results included total net non-cash charges that reduced FFO by about $1.26 per share. These charges included non-cash deferred merger costs of $1.68 million, as compared to $0.9 million in 2003, related to the purchase of the company’s advisor. In June 2004, AmREIT made the final non-cash payment relating to the merger and has no further financial obligation regarding the purchase of its advisor. The company also incurred non-cash asset impairment charges of $2.4 million in 2004 related to two vacant properties previously identified by management as non-core and placed for sale. The Company will continue its strategy of selling non-core properties but does not anticipate that the sale of such properties will result in impairment charges. FFO adjusted for these non-cash charges was $0.63 per share in 2004, in line with management’s expected range of $0.61 to $0.65 and 17 percent higher than the adjusted FFO of $0.54 per share in 2003.

Total assets increased 100 percent to $203 million, and equity managed under the company’s retail limited partnerships increased 100 percent to $50 million as of December 31, 2004.

“Our core strategy is to continue to own the best corners in our marketplace in order to attract the very best retail companies in America,” said Kerr Taylor, AmREIT’s Chairman and Chief Executive Officer. “We have constructed a business model that will help us achieve our overall goal of being the leading company in generating dependable, monthly income for our shareholders. 2004 was a great year on this journey, delivering a 33 percent increase in total shareholder returns and a 17 percent increase in adjusted FFO.”

Operational Highlights

•	During 2004, AmREIT purchased or developed over $100 million in “Irreplaceable CornersTM”: defined as premium retail frontage properties typically located on “Main and Main” intersections in high-traffic, highly populated affluent areas.

•	During 2004, AmREIT, through its wholly-owned subsidiary AmREIT Securities Company (ASC), raised $25.0 million for its affiliated retail limited partnerships and $46.4 million from the issuance of its class C and D common shares.

•	In 2004 the company continued its strategy of divesting non-core properties and replacing them with “Irreplaceable CornersTM.” During 2004, AmREIT sold six single-tenant non-core properties, resulting in a net gain of $861 thousand after recognizing impairments of $1.1 million.

•	Through acquisitions made during the year and dispositions of identified non-core properties, the Company improved its tenant diversification. As of December 31, 2004, the top three tenants by annualized rental income concentration were IHOP at 14.1 percent, Kroger at 13.2 percent and CVS/pharmacy at 5.8 percent.

•	In line with the exit strategy of AmREIT’s retail limited partnerships, AmREIT Opportunity Fund continued its liquidation, resulting in profit participation realized by AmREIT, through its general and limited partner interests, of approximately $869 thousand in income from non-consolidated affiliates.

2004 Recap
In 2004, AmREIT achieved the four key goals and expectations set forth in the 2003 Annual Report.

•	The first goal was to achieve a 15 to 19 percent per share growth in Adjusted FFO (AFFO). The Company reported AFFO of $0.63 per share, up 17 percent from 2003 and in line with guidance. This was due to management’s execution of the AmREIT business model which resulted in increases in rental revenue from acquisitions made during the year, as well as the increase in fees and profits generated from supporting business segments. AmREIT has consistently increased dividends every quarter since listing on the AMEX in July 2002. With the dividends declared for the fourth quarter of 2004, annual dividends for the year increased to approximately $0.48 per share, which was in line with management’s estimate of 7 to 10 percent annual dividend growth.

•	The second goal was to double assets from $101 million to approximately $200 million within a 12 to 18 month period. As of December 31, 2004, AmREIT achieved this goal with the acquisitions of six multi-tenant and grocery anchored shopping centers resulting in over 100 percent asset growth, reaching $203 million in assets in under twelve months. Since listing on the AMEX in July of 2002, AmREIT’s assets have grown more than 300 percent. As of year-end, the majority of the company’s rental revenue is generated from Irreplaceable CornersTM.

•	The third goal was to continue to build internal capital raising abilities while maintaining a conservative leverage structure. As of December 31, 2004, the company fully subscribed a $40 million offering of class C common shares and subsequently commenced funding a $150 million offering of class D common shares. At year-end 2004, ASC raised a combined $46.4 million through its class C and D common share offerings. In addition, the company raised $25.0 million of private equity for the retail partnership business. Stated in the company by-laws, the debt-to-total asset ratio is limited to 55 percent, and as of December 31, 2004, the company’s debt to-total asset ratio was approximately 52 percent.

•	The fourth goal was to continue to diversify tenant concentration and increase portfolio quality. With the multi-tenant acquisitions made during the third and fourth quarters of 2004, the company has continued to reduce tenant concentration and increase the dependability of rental income. As of December 31, 2004, no single tenant represented more than 10 percent of total revenue.

Outlook for 2005

In 2005, management expects to raise $125 to $150 million through the capital markets to support an anticipated 100 percent increase in assets to approximately $400 million over the next 12 to 18 months. This is expected to result in a loss per share in the range of $0.63 to $0.67 cents per class A common share. Management expects FFO for the calendar year of 2005 to be in the range of $0.68 and $0.72 per class A common share. This represents an increase of between 8 and 14 percent when compared to the adjusted FFO of $0.63 per class A common share reported for 2004. AmREIT management updates annual earnings guidance on a quarterly basis.

Conference Call

AmREIT will hold its quarterly conference call to discuss fourth quarter and year-end results Tuesday, March 22, at 10:00 am Central Time (11:00 am Eastern Time). Interested parties are encouraged to access the live webcast by visiting the investor relations page of AmREIT’s website at www.amreit.com. Interested parties can also participate in the conference call by dialing 1-800-265-0241, passcode AmREIT, at least five minutes prior to the scheduled start time. A replay of the call will be available for 30 days by dialing 1-888-286-8010, passcode 21553461, or by going to the investor relations events page of the company’s Web site. If you have questions you would like management to address during the question and answer session, please email them to Debbie Lucas, Vice President of Corporate Communications, at dlucas@amreit.com 30 minutes prior to the scheduled start time.

About AmREIT

AmREIT (AMEX: AMY) is a real estate investment trust (“REIT”) focused on the ownership, development and management of Irreplaceable CornersTM — defined as premier retail frontage properties typically located on “Main & Main” intersections in highly populated, high-traffic, affluent areas. Our portfolio consists of conservatively leveraged, grocery anchored neighborhood shopping centers, multi-tenant and single tenant properties leased to companies such as Kroger, Walgreens, GAP and Starbucks. Our model is unique within the

REIT community and consists of a real estate operating and development business, a securities company and a merchant development retail partnership business. These synergistic businesses support our portfolio of Irreplaceable CornersTM , and, along with our deep professional talent pool, allow the Company access to multiple avenues of low-cost capital which can then be deployed efficiently and accretively for our shareholders. Through the retail partnership funds, AmREIT captures recurring development, leasing, property management, and asset management fees for services performed while maintaining an ownership interest and profit participation. Our business model allows the Company to expand both internally and externally, distinguishing AmREIT as a value creator, a growth company, and a source of dependable, monthly income.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any public or private securities from the Company. The purchase of any securities may only be made pursuant to a prospectus or Private Offering Memorandum. A copy of any available prospectus or Private Offering Memorandum and the related subscription documents are available to qualified potential investors on request.

For more information, call Robyn Walden, Vice President of Investor Relations at AmREIT, at (713) 860-4964, or Chad Braun, Chief Financial Officer at AmREIT, 713-860-4924. AmREIT is online at www.amreit.com.

(Tables to Follow)

Unaudited Operating Results
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues:	2004	2003	2004	2003
Rental income from operating leases	$3,443	$1,321	$9,659	$4,037
Earned income from direct financing leases	507	507	2,029	2,015
Real estate fee income	607	599	1,971	1,031
Securities commission income	2,323	1,646	7,656	2,958
Asset management fee income	116	71	362	241
Interest and other income	35	3	82	8

Total Revenues	7,031	4,147	21,759	10,290
Expenses:
General and administrative	1,677	1,423	5,719	3,419
Property expense	570	62	1,561	466
Legal and professional	685	303	1,646	878
Securities commissions	1,794	1,270	5,943	2,288
Depreciation and amortization	787	213	2,040	720
Deferred merger costs	—	915	1,682	915

Total Expenses	5,513	4,186	18,591	8,686
Operating Income	1,518	(39)	3,168	1,604
Income from non-consolidated affiliates	881	220	1,121	312
Federal income tax (expense) benefit	(168)	254	(16)	254
Interest expense	(1,186)	(572)	(3,375)	(2,161)
Minority interest in income of consolidated joint ventures	(47)	(50)	(187)	(178)

Income (loss) before discontinued operations	998	(187)	711	(169)
Income (loss) from discontinued operations	(1,331)	150	(1,949)	1,381
Gain on sales of real estate acquired for resale	69	270	1,826	787

Income from discontinued operations	(1,262)	420	(123)	2,168
Net income (loss)	(264)	233	588	1,999
Distributions paid to class B, C and D shareholders	(1,366)	(593)	(4,454)	(1,943)

Net income (loss) available to class A shareholders	$(1,630)	$(360)	$(3,866)	$56

Unaudited Operating Results — Continued
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Reconciliation of Net Income (Loss) to Funds From Operations (“FFO”):
Income (loss) — before discontinued operations	998	(187)	711	(169)
Income (loss) from discontinued operations	(1,262)	420	(123)	2,168
Plus depreciation of real estate assets — from operations	710	184	1,898	713
Plus depreciation of real estate assets — from discontinued operations	—	33	73	146
Less gain on sale of real estate assets acquired for investment	(52)	(312)	(137)	(312)
Less class B, C and D distributions	(1,366)	(593)	(4,454)	(1,943)

FFO available to class A Shares	(972)	(455)	(2,032)	603

Basic and Diluted Per Share Data:
Net income per class A common share — basic and diluted:
Loss before discontinued operations	(0.11)	(0.28)	(1.15)	(0.76)
Income (loss) from discontinued operations	(0.37)	0.15	(0.04)	0.78

Net income (loss)	(0.48)	(0.13)	(1.19)	0.02
Weighted average class A common shares used to compute net income per class A share, basic and diluted	3,431,394	2,815,165	3,251,285	2,792,190

Balance Sheet Highlights
(in Thousands)

	As of December 31,
	2004	2003
Real estate held for investment, net	$157,031	$68,018
Net investment in direct financing leases	19,219	22,046
Real estate held for resale, net	6,326	4,384
Total assets	203,151	101,327
Notes payable	105,964	48,485
Total liabilities	113,666	51,684
Minority interest	1,115	847
Total shareholders’ equity	88,370	48,796

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its base FFO in accordance with this definition. AmREIT adjusts its FFO calculation by adding back non-cash charges to earnings related to the issuance of stock in conjunction with the payment of deferred merger costs and impairment charges on real estate assets, resulting in its adjusted FFO. The Company considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity. FFO and adjusted FFO as disclosed by other REITs may not be comparable to AmREIT’s calculation.

Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:

	Projected 2005 Range		Historical
	High	Low	12/31/04
Net loss available to class A shareholders	$(0.63)	$(0.67)	$(1.19)
Depreciation and amortization	1.35	1.35	0.61
Less gain on sale of real estate	—	—	(0.04)

FFO available to class A shareholders	0.72	0.68	(0.62)
Impairment charge	—	—	0.74
Deferred merger costs	—	—	0.51

Adjusted FFO	$0.72	$0.68	$0.63

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